Exhibit 99.1 Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE APPOINTS NEW DIRECTOR

BLOOMFIELD HILLS, MI, December 13, 2018 – Penske Automotive Group, Inc. (NYSE:PAG), an international transportation services company, today announced that Mr. Masashi (Mik) Yamanaka has been appointed to its Board of Directors.  Mr. Yamanaka fills a vacancy created by the resignation of Kanji Sasaki from the PAG Board.

“We welcome Mr. Yamanaka to the Penske Automotive Group Board of Directors and look forward to working directly with him as we grow our company,” said Penske Automotive Group Chair Roger S. Penske. “Additionally, the PAG Board would like to express our thanks to Mr. Sasaki for his service to our company and wish him well as he rejoins Mitsui & Co, Ltd.”

Mr. Yamanaka is an employee of Mitsui & Co., Ltd. (Mitsui) and has spent the last 31 years of his career with Mitusi and its affiliates in various capacities, most recently serving as the General Manager of Mitsui’s Second Motor Vehicles Division from April 2015 to December 2018.  From July 2014 to April 2015, he served as Deputy General Manager in Mtisui’s Second Motor Vehicle Division.  From January 2013 to July 2014, he served as Deputy General Manager, Planning and Administrative Division of the Machinery and Infrastructure Business Unit.  Mr. Yamanaka began his career at Mitsui in April 1997.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, Canada and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand.  PAG employs more than 26,000 people worldwide, is a member of the Fortune 500, Russell 2000, and was named as one of the World’s Most Admired Companies by Fortune.  For additional information visit the company’s website at www.penskeautomotive.com.

Find a vehicle:  http://www.penskecars.com

Engage Penske Automotive:  http://www.penskesocial.com

Like Penske Automotive on Facebook:  https://facebook.com/penskecars

Follow Penske Automotive on Twitter:  https://twitter.com/penskecars

Follow Penske Automotive on Instagram:    https://www.instagram.com/penskecars/

Visit Penske Automotive on YouTube:  http://www.youtube.com/penskecars

Inquiries should contact:

248-648-2810 jcarlson@penskeautomotive.com	248-648-2540 tpordon@penskeautomotive.com
J. D. Carlson Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

# # #